                                                                    EXHIBIT 99.1



                   Consolidated Financial Statements of

                   STERLING CANADA, INC.
                   (DEBTOR-IN-POSSESSION)
                   (in United States dollars)

                   Years ended September 30, 2001, 2000 and 1999

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS)
================================================================================

                                                                    September 30,
                                                               ------------------------
                                                                   2001         2000
                                                                   ----         ----
ASSETS

CURRENT
  Cash and cash equivalents                                     $   1,100    $      86
  Accounts receivable, net                                         34,668       49,930
  Inventories (Note 3)                                              9,190        7,459
  Prepaid expenses                                                    887          568
---------------------------------------------------------------------------------------
                                                                   45,845       58,043

Property, plant and equipment, net (Note 3)                       107,093      117,785
Due from affiliates (Note 10)                                     203,793      168,008
Other assets (Note 3)                                               9,869       21,450
---------------------------------------------------------------------------------------
                                                                $ 366,600    $ 365,286
=======================================================================================

LIABILITIES

CURRENT
  Accounts payable                                              $  12,664    $  15,478
  Accrued liabilities (Note 3)                                      4,506       16,511
  Current portion of long-term debt (Note 4)                        1,206         --
---------------------------------------------------------------------------------------
                                                                   18,376       31,989

Pre-petition liabilities - subject to compromise (Note 4)         181,965         --
Pre-petition liabilities - not subject to compromise (Note 4)      73,084         --
Long-term debt (Note 5)                                            18,798      244,001
Deferred income taxes (Note 7)                                      9,171        8,338
Deferred credits and other liabilities                              9,909        8,832
---------------------------------------------------------------------------------------
                                                                  311,303      293,160
---------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDER'S EQUITY

  Common stock                                                       --           --
  Additional paid-in capital                                       83,396       83,396
  Retained earnings                                                 3,921       17,763
  Accumulated other comprehensive income                          (32,020)     (29,033)
---------------------------------------------------------------------------------------
                                                                   55,297       72,126
---------------------------------------------------------------------------------------
                                                                $ 366,600    $ 365,286
=======================================================================================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS)
================================================================================

                                                  Year ended September 30,
                                             ------------------------------------
                                                2001         2000        1999
                                                ----         ----        ----
REVENUES                                     $ 187,625    $ 185,763    $ 169,489

COST OF GOODS SOLD                             148,781      147,608      139,628
---------------------------------------------------------------------------------
GROSS PROFIT                                    38,844       38,155       29,861

SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES                                       8,368       12,746        9,839
OTHER EXPENSE                                      732         --           --
REORGANIZATION ITEMS                             1,340         --           --
INTEREST AND DEBT RELATED EXPENSES (1)          26,077       29,768       29,463
---------------------------------------------------------------------------------
INCOME (LOSS) BEFORE INCOME TAXES                2,327       (4,359)      (9,441)

PROVISION FOR INCOME TAXES (Note 5)             16,169        2,946          487
---------------------------------------------------------------------------------
NET LOSS                                     $ (13,842)   $  (7,305)   $  (9,928)
=================================================================================


              The accompanying notes are an integral part of these
                       consolidated financial statements.

(1) Contractual interest on allocated debt for the year ended September 30, 2001 totaled $30,351

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
(DOLLARS IN THOUSANDS)
================================================================================

                                                                                   Accumulated
                                                   Additional                         Other
                                    Common          Paid-In         Retained      Comprehensive
                                     Stock          Capital         Earnings          Income            Total
                                     -----          -------         --------          ------            -----

Balance, September 30, 1998            --           $ 83,396        $ 34,996         $(30,813)        $ 87,579
Comprehensive income:
  Net loss                             --               --            (9,928)            --
  Translation adjustment               --               --              --              3,313
    Comprehensive loss                                                                                  (6,615)
---------------------------------------------------------------------------------------------------------------
Balance, September 30, 1999            --             83,396          25,068          (27,500)          80,964
Comprehensive income:
  Net loss                             --               --            (7,305)            --
  Translation adjustment               --               --              --             (1,533)
    Comprehensive loss                                                                                  (8,838)
---------------------------------------------------------------------------------------------------------------
Balance, September 30, 2000            --             83,396          17,763          (29,033)          72,126
Comprehensive income:
  Net loss                             --               --           (13,842)            --
  Pension Adjustment                   --               --              --                (52)
  Translation adjustment               --               --              --             (2,935)
    Comprehensive loss                                                                                 (16,829)
---------------------------------------------------------------------------------------------------------------
Balance, September 30, 2001            --           $ 83,396        $  3,921         $(32,020)        $ 55,297
===============================================================================================================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)
================================================================================

                                                                 Year ended September 30,
                                                           -------------------------------------
                                                               2001         2000         1999
                                                               ----         ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                   $(13,842)    $ (7,305)    $ (9,928)
  Adjustments to reconcile net loss to net
    cash provided by operating activities:
      Depreciation and amortization                            18,986       19,476       18,328
      Deferred tax expense                                     13,131        1,066          763
      Other                                                     2,680           60         (234)
  Changes in assets/liabilities:
    Accounts receivable                                        14,125      (16,588)      (6,943)
    Inventories                                                (2,097)      (1,171)       1,578
    Prepaid expenses                                             (363)       1,301        4,721
    Due from affiliates                                       (46,401)     (18,595)       2,017
    Other assets                                               (1,293)       8,802        2,298
    Accounts payable                                              449          798        1,142
    Accrued liabilities                                         1,099        5,273       (1,629)
    Other liabilities                                           1,273        3,907       (4,792)
------------------------------------------------------------------------------------------------
  Net cash (used in) provided by operating activities         (12,253)      (2,976)       7,321
------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                         (5,754)      (5,466)      (4,357)
  Proceeds on disposal of fixed assets                           --           --          3,583
------------------------------------------------------------------------------------------------
  Net cash used in investing activities                        (5,754)      (5,466)        (774)
------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issance of long-term debt                     20,025         --         (1,765)
   Debt issuance costs                                         (1,007)        --           --
------------------------------------------------------------------------------------------------
  Net cash provided by (used in) financing activities          19,018         --         (1,765)
------------------------------------------------------------------------------------------------
Effect of United States/Canadian exchange rate on cash              3          (60)         234
------------------------------------------------------------------------------------------------
NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS                                              1,014       (8,502)       5,016

CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR                                                86        8,588        3,572
------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS,
  END OF YEAR                                                $  1,100     $     86     $  8,588
================================================================================================

Supplemental disclosures of cash flow information:
  Income taxes paid                                          $ (1,961)    $   (696)    $   (749)
Interest paid, net of interest income received                 (1,130)        --           --

              The accompanying notes are an integral part of these
                       consolidated financial statements.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

1.      BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

        Sterling Canada, Inc., through its subsidiaries (Sterling Canada, Inc. and its subsidiaries collectively, the "Company"), manufactures chemicals for use primarily in the pulp and paper industry at four plants in Canada and one plant in Valdosta, Georgia. These plants primarily produce sodium chlorate, a chemical used primarily to make chlorine dioxide, which in turn is used by pulp mills in the pulp bleaching process. The Company also produces sodium chlorite at one of its Canadian locations and oversees construction of large-scale chlorine dioxide generators for the pulp and paper industry. Sterling Canada, Inc. is a wholly-owned subsidiary of Sterling Chemicals, Inc. ("Chemicals"), which is a wholly-owned subsidiary of Sterling Chemicals Holdings, Inc. ("Holdings" and, together with its subsidiaries, unless otherwise indicated are collectively referred to as "we","our","ours", and "us").

        The accompanying consolidated financial statements have been prepared on the going concern basis of accounting, which contemplates the continuity of operations, the realization of assets and the satisfaction of liabilities in the ordinary course of business. On July 16, 2001 (the "Petition Date"), Holdings, Chemicals and most of their U.S. subsidiaries (collectively, the "Debtors") filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code ("Bankruptcy Code") in the U.S. Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court") and began operating their business as debtors-in-possession pursuant to the Bankruptcy Code. None of the Company's foreign subsidiaries were included in the Chapter 11 filings. The accompanying consolidated financial statements have been presented in conformity with the AICPA's Statement of Position 90-7, "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code," ("SOP 90-7"). The statement requires a segregation of liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date, and identification of all transactions and events that are directly associated with the reorganization of the Debtors.

        The Chapter 11 petitions were driven by the Debtors' inability to meet their funded debt obligations over the long-term, largely brought about by weak demand for petrochemical products caused by declines in general worldwide economic conditions, the relative strength of the U.S. dollar which has caused their export sales to be at a competitive disadvantage and higher raw material and energy costs. As a result of these conditions, the Debtors have incurred significant operating losses. The reorganization contemplated by the Chapter 11 filings is designed to permit the Debtors to preserve cash and to give the Debtors the opportunity to restructure their debt. During the pendency of the Chapter 11 cases, with approval of the Bankruptcy Court, the Debtors may assume favorable pre-petition contracts and leases, reject unfavorable pre-petition contracts and leases and sell or otherwise dispose of assets. The confirmation of a plan of reorganization is the primary objective of the Debtors. Unless otherwise ordered by the Bankruptcy Court, the Debtors have the exclusive right to propose a plan of reorganization until March 13, 2002, and the exclusive right to seek acceptances of any plan proposed by them until May 12, 2002. A plan of reorganization, when filed, will set forth the means for treating claims, including liabilities subject to compromise and interests in the Debtors. Such means may take a number of different forms. A plan of reorganization may result in, among other things, significant dilution or elimination of certain classes of existing equity interests as a result of the issuance of securities to creditors or new investors. The Debtors are in the early stages of formulating a plan of reorganization. The confirmation of any plan of reorganization will require creditor acceptance as required under the Bankruptcy Code and approval of the Bankruptcy Court.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

1.      BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS (CONTINUED)

        At this time, it is not possible to predict the outcome of the bankruptcy cases, in general, or the effect on the business of the Debtors, the claims of creditors of the Debtors or the interests of the stockholders of Holdings. As a result of the bankruptcy filings, most of the Debtors' liabilities incurred prior to the Petition Date, including certain secured debt, could be subject to compromise. However, the ultimate resolutions of these liabilities is not presently determinable.

        As a result of the bankruptcy filings and related events, there is no assurance that the carrying amounts of assets will be realized or that liabilities will be liquidated or settled for the amounts recorded. In addition, confirmation of a plan of reorganization, or disapproval thereof, could change the amounts reported in the financial statements. The ability of the Debtors to continue as a going concern is dependent upon, among other things, (i) the Debtors' ability to comply with the terms of the DIP Financing described below and any related orders entered by the Bankruptcy Court in connection with the Chapter 11 cases,
        (ii) the ability of the Debtors to access the incremental $40 million in Debtor-in-Possession financing that is dependent on an effective primary order, (iii) the ability of the Debtors to maintain adequate cash on hand, (iv) the ability of the Debtors to generate sufficient cash from operations, (v) the ability of the Debtors' subsidiaries that are not included in the Chapter 11 cases to obtain necessary financing, (vi) confirmation of a plan or plans of reorganization under the Bankruptcy Code and (vii) the Debtors' ability to achieve profitability following such confirmation. As the Debtors can give no assurances that they will accomplish any of the foregoing, there is substantial doubt about the Debtors', and therefore the Company's ability to continue as a going concern.

        The Debtors have limited liquidity, which may prove inadequate during their reorganization process. The Debtors are currently funding their liquidity needs out of operating cash flow and from borrowings under the DIP Financing. The DIP Financing is limited in amount and is also subject to numerous funding conditions which are largely beyond the control of the Debtors, including borrowing base requirements and compliance with the EBITDA covenant contained in the DIP Financing. The ability of the Debtors to obtain additional financing during the reorganization process is severely limited by a variety of factors, including the debt incurrence restrictions imposed by the DIP Financing, numerous procedural requirements and uncertainties relating to the bankruptcy proceedings, including any continuing challenge to the priming order, and the Debtors' current financial condition and prospects. Accordingly, no assurances can be given that the Debtors' existing sources of liquidity will be adequate to fund their liquidity needs throughout the reorganization process or, if additional sources of liquidity become necessary during the reorganization process, that they would be available to the Debtors or adequate. Any liquidity shortages during the reorganization process would likely have a material adverse effect on the Debtors' business and financial condition as well as their ability to successfully restructure and emerge from bankruptcy. See Note 5 for additional information regarding the status of the challenge to the priming order and the impact on the Debtors' business.

        The accompanying financial statements do not include any adjustments that may result from the resolution of these uncertainties.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The significant accounting policies of the Company are described below.

        The financial statements of the Company are presented in accordance with accounting principles generally accepted in the United States of America ("U.S.") and certain subsidiaries have been translated from Canadian dollars, their functional currency, to U.S. dollars, the reporting currency of the Company following the guidelines of Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation".

        Principles of consolidation

        The consolidated financial statements include the accounts of Sterling Canada, Inc. and all of its direct and indirect wholly-owned subsidiaries, which include Sterling Pulp Chemicals Ltd. ("Sterling Pulp"), Sterling Pulp Chemicals, Inc., Sterling Pulp Chemicals US, Inc., and Sterling NRO, Ltd. All significant intercompany accounts and transactions have been eliminated.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Cash equivalents

        The Company considers all investments with a remaining maturity of three months or less to be cash equivalents.

        Inventories

        Inventories are stated at the lower of cost and market. Cost is determined on the first-in, first-out basis, except for stores and supplies that are valued at average cost.

        The Company enters into agreements with other companies to exchange chemical inventories in order to minimize working capital requirements and to facilitate distribution logistics. Balances related to quantities due to or payable by the Company are included in inventory.

        Property, plant, and equipment

        Property, plant, and equipment are recorded at cost. Major renewals and improvements which extend the useful lives of equipment are capitalized, while repair and maintenance expenses are charged to operations as incurred. Disposals are removed at carrying costs less accumulated depreciation with any resulting gain or loss reflected in operations. Depreciation is provided using the straight-line method over estimated useful lives ranging from five to 25 years, with the predominant life of plant and equipment being 15 years.

        Impairment of long-lived assets

        Impairment tests of long-lived assets are made when conditions indicate their carrying costs may not be recoverable. Such impairment tests are based on a comparison of undiscounted future cash flows to the carrying cost of the asset. If an impairment is indicated, the asset value is written down to its estimated fair value.

        Patents and royalties

        The costs of patents are amortized on a straight-line basis over their estimated useful lives, which approximate ten years. The Company capitalized the value of its chlorine dioxide generator technology acquired in fiscal 1992 based on the net present value of all estimated remaining royalty payments associated with this technology. The resulting intangible amount is included in other assets and is amortized over the average life for these royalty payments of ten years.

        Income taxes

        The Company is included in the consolidated United States federal income tax returns filed by Holdings. The Company's provision (benefit) for United States income taxes has been allocated by Holdings as if the Company filed its annual tax returns on a separate return basis. The Company's Canadian subsidiaries file separate federal Canadian tax returns, as well as returns in the provinces in which they operate. For these Canadian subsidiaries, deferred income taxes are recorded to reflect the tax effect of the temporary differences between the financial reporting basis and the tax basis of the subsidiary's assets and liabilities.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Revenue recognition

        The Company generates revenues through sales in the open market pursuant to short-term and long-term contracts with its customers. The Company recognizes revenue from sales as the products are shipped and collection is reasonably assured. Revenues associated with the constructing of chlorine dioxide generators are recognized using the percentage of completion method based on cost incurred compared to total estimated cost. The Company also receives prepaid royalties for use of its chlorine dioxide generator technology, which are typically recognized as revenues over a period of ten years. The Company classifies amounts billed to customers for shipping and handling as revenues, with the related shipping and handling costs included in cost of goods sold.

        Foreign currency translation

        Assets and liabilities denominated in Canadian dollars are translated into United States dollars at year-end exchange rates and revenues and expenses are translated at the average monthly exchange rates. Translation adjustments are included in accumulated other comprehensive income, while transaction gains and losses are included in operations when incurred.

        Earnings per share

        All issued and outstanding shares of the Company are held directly or indirectly by Chemicals and, accordingly, earnings per share information is not presented.

        Environmental costs

        Environmental costs are expensed as incurred unless the expenditures extend the economic useful life of the relevant assets. Costs that extend the economic life of assets are capitalized and depreciated over the remaining life of those assets. Liabilities are recorded when environmental assessments or remedial efforts are probable and the cost can be reasonably estimated.

        Disclosures about fair value of financial instruments

        In preparing disclosures about the fair value of financial instruments, the Company has assumed that the carrying amount approximates fair value for cash and cash equivalents, receivables, accounts payable and certain accrued expenses due to the short maturities of those instruments. The fair values of long-term debt instruments allocated to the Company by Chemicals are estimated based upon quoted market values (if applicable) or on the current interest rates available for debt with similar terms and remaining maturities. The fair value of pre-petition liabilities subject to compromise and pre-petition liabilities not subject to compromise is not possible to determine given the uncertainty of the impact of the bankruptcy proceedings. Considerable judgment is required in developing these estimates and, accordingly, no assurance can be given that the estimated values presented herein are indicative of the amounts that would be realized in a free market exchange.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Accounting estimates

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

        Allocations

        Sterling Canada, Inc. and each of its subsidiaries is directly or indirectly wholly owned by Chemicals, which incurs certain direct and indirect expenses for the benefit and support of the Company. These services include, among others, tax planning, treasury, legal, risk management, and the maintenance of insurance coverage for the Company. Chemicals allocated $2.3 million, $3.5 million, and $2.5 million of such expenses to the Company in fiscal years 2001, 2000, and 1999, respectively, which are included in selling, general, and administrative expenses. Additionally, Chemicals allocated $0.7 million of other expense and $1.3 million of reorganization items during fiscal 2001. Allocations are based on the Companys' proportionate share of the respective amounts and are determined using various criteria including headcount, payroll, number of vehicles, amount of pre-petition liabilities and revenue.

        New accounting standards

        Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. As of October 1, 2000 the transition adjustment relating to the adoption of these statements was not material.

        Our Canadian facilities periodically enter into fixed price agreements for a portion of their electrical energy requirements. Sterling Pulp has an agreement relating to the supply of a portion of the electrical energy at one of its Canadian sodium chlorate production facilities. This agreement, which was previously designated as a normal purchase under SFAS No. 133, does not meet the criteria of a normal purchase based on guidance issued by the Derivative Implementation Group (the "DIG") in June 2001, All purchases under this agreement, which expires on December 31, 2001, are used in the ordinary course of business; however, effective July 1, 2001, this agreement is required to be marked-to-market. At September 30, 2001, the value of this agreement was a loss of approximately $1.2 million based upon current market prices and quantities to be delivered.

        In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that all business combinations be accounted for under the purchase method and further requires separate identification and recognition of intangible assets, other than goodwill. The statement applies to all business combinations initiated after June 30, 2001.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        New accounting standards (continued)

        SFAS No. 142 requires that an intangible asset that is acquired shall be initially recognized and measured based on its fair value. The statement also provides that goodwill should not be amortized, but shall be tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. SFAS No. 142 is effective for fiscal periods beginning after December 15, 2001. The Company does not believe that the adoption of SFAS No. 141 or 142 will have a significant impact on its financial statements.

        In August 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143, which must be applied to fiscal years beginning after June 15, 2002, addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company is in the process of evaluating the impact of SFAS No. 143 on its financial statements.

        In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company is currently evaluating the impact of SFAS No. 144 on its financial statements.


        Reclassification

        Certain amounts reported in the financial statements for the prior periods have been reclassified to conform with the current financial statement presentation with no effect on net income (loss) or stockholder's equity.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================



3.       DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

                                                                       September 30,
                                                                  ------------------------
                                                                      2001         2000
                                                                      ----         ----
                                                                  (Dollars in Thousands)
         Inventories:
           Finished products                                       $   5,821     $   3,823
           Raw materials                                                 259           250
         ----------------------------------------------------------------------------------
         Inventories, at cost                                          6,080         4,073
         Inventories under exchange agreements                            80           278
         Stores and supplies                                           3,030         3,108
         ----------------------------------------------------------------------------------
                                                                   $   9,190     $   7,459
         ==================================================================================

         Property, plant and equipment:
           Land                                                    $   1,362     $   1,430
           Buildings                                                  26,671        27,109
           Plant and equipment                                       163,602       163,619
         ----------------------------------------------------------------------------------
         Property, plant and equipment, at cost                      191,635       192,158
         Less accumulated depreciation                               (84,542)      (74,373)
         ----------------------------------------------------------------------------------
                                                                   $ 107,093     $ 117,785
         ==================================================================================

         Other assets:
           Debt placement fees, net                                $   1,007     $   8,362
           Capitalized project costs                                   1,358           115
           Intangible assets, net                                      5,924        11,762
           Other                                                       1,580         1,211
         ----------------------------------------------------------------------------------
                                                                   $   9,869     $  21,450
         ==================================================================================

         Accrued liabilities:
           Accrued compensation                                    $     565     $   3,008
           Accrued interest                                              136         6,559
           Other                                                       3,805         6,944
         ----------------------------------------------------------------------------------
                                                                   $   4,506     $  16,511
         ==================================================================================

4.       PRE-PETITION LIABILITIES

         Liabilities Subject to Compromise

         The principal categories of claims classified as liabilities subject to compromise under reorganization proceedings are identified below. All amounts below may be subject to future adjustment depending on Bankruptcy Court action, further developments with respect to disputed claims or other events, including the reconciliation of claims filed with the Bankruptcy Court to amounts recorded in the accompanying consolidated financial statements. Additional pre-petition claims may arise from rejection of additional executory contracts or unexpired leases by the Debtors. Under a confirmed plan of reorganization, all pre-petition claims subject to compromise may be paid and discharged at amounts substantially less than their allowed amounts.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

4.      PRE-PETITION LIABILITIES (CONTINUED)

        In August of 1996, in connection with a recapitalization transaction, Chemicals allocated $276.8 million of debt to the Company. Principal payments were allocated to the Company by Chemicals as scheduled principal payments were made on a basis consistent with the original allocation. In addition, the Company has made payments to Chemicals, from time to time, out of available cash which were applied by Chemicals as a reduction of the principal of the previously allocated debt. Interest expense is allocated to the Company based on the terms of Chemicals' debt agreements.

        The Company recorded liabilities subject to compromise under Chapter 11 proceedings as of September 30, 2001, consisted of the following:


                                                        (Dollars in Thousands)
          Accrued liabilities                               $     130
          Trade accounts payable                                2,767
          Accrued interest                                      5,846
          Allocated debt(1)
          -----------------
          11 1/4% Notes                                        52,224
          11 3/4% Notes                                       120,998
                                                           -----------
          Total liabilities subject to compromise           $ 181,965
                                                           ===========

         (1) Debt liabilities are presented net of allocated unamortized debt issue costs of $3.6 million.

        As a result of the bankruptcy filing, principal and interest payments may not be made on pre-petition debt without Bankruptcy Court approval or until a plan of reorganization defining the repayment terms has been confirmed. The total allocated interest on pre-petition debt that was not paid or charged to earnings for the period from July 16, 2001 to September 30, 2001, was $4.2 million. Such interest is not being accrued since management believes it is not probable that it will be treated as an allowed claim. The Bankruptcy Code generally disallows the payment of post-petition interest that accrues with respect to unsecured or undersecured claims.

        Liabilities Not Subject to Compromise

        The principal categories of claims classified as liabilities not subject to compromise under reorganization proceedings are identified below. Management believes all amounts below are fully secured liabilities that are not expected to be compromised.

        The Company recorded liabilities not subject to compromise under Chapter 11 proceedings as of September 30, 2001, consisted of the following:

                                                             (Dollars in Thousands)
          Debt allocated from Parent
          --------------------------
          12 3/8% Senior secured notes                              $ 67,152
          Accrued interest on 12 3/8% Senior secrued notes             5,932
                                                                   ----------
          Total liabilities not subject to compromise               $ 73,084
                                                                   ==========

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

5.      LONG-TERM DEBT

        This note contains information regarding debt as of September 30, 2001. As a result of the filing of the Chapter 11 cases previously described, no payments will be made by the Debtors on pre-petition debt except as approved by the Bankruptcy Court.

        Upon the filing of the Chapter 11 cases by the Debtors, an Event of Default occurred under the Prior Credit Agreement (as defined below) and each of the indentures governing outstanding notes of Chemicals and Holdings and all of this indebtedness was accelerated and became immediately due and payable. The Prior Revolvers (as defined below) were completely paid off with the proceeds of the initial draw under the DIP Financing. However, the Debtors may pay the indebtedness under the indentures only pursuant to a confirmed plan of reorganization or order of the Bankruptcy Court. During the pendency of the Chapter 11 cases, the Debtors will not, for the most part, be subject to the restrictions contained in the Prior Credit Agreement (as defined below) or any of the indentures. However, the Debtors and the Company will be subject to the restrictions contained in the DIP Financing, and Sterling Pulp Chemicals, Ltd. ("Sterling Pulp") will be subject to restrictions contained in both the DIP Financing and the Canadian Financing Agreement (as defined below).

        Effective July 19, 2001, the Debtors (excluding Holdings) entered into a Revolving Credit Agreement with a group of lenders led by Tyco Capital (formerly The CIT Group/Business Credit, Inc.) to provide up to $195 million in Debtor-In-Possession financing (the "DIP Financing"). By interim order dated July 18, 2001 and final order dated September 14, 2001, the Bankruptcy Court approved up to $155 million in lending commitments under the DIP Financing (the "Base Facility"), consisting of an $85 million "current assets revolver" and a $70 million "fixed assets revolver." The initial draw under the DIP Financing was used to repay all amounts outstanding under the Debtors' previous revolving credit facilities. Additional borrowings under the DIP Financing may be used to fund the Debtors' post-petition operating expenses and supplier and employee obligations throughout the reorganization process. The final order dated September 14, 2001 is on appeal to the U.S. District Court, but no stay of the final order has been sought or imposed, and the order remains fully effective. While no assurances can be given, we do not believe the final order will be overturned on appeal.

        Borrowings under the DIP Financing are subject to customary funding conditions, including borrowing base restrictions under the current assets revolver. The Base Facility is secured by substantially all of the assets of the Debtors, but some of the liens have been granted super-priority administrative expense claims for the amount of the DIP Financing which, subject to certain carve outs, will entitle the DIP lenders to be paid before any other claims against the Debtors are paid. The DIP Financing is designed to give the Debtors the opportunity, during the reorganization process, to develop a new capital structure that will support them over the long-term, including during recurring cyclical downturns in the markets for the Debtors' petrochemicals products.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

5.      LONG-TERM DEBT (CONTINUED)

        At September 30, 2001, the total credit available under the DIP Financing was $112.8 million due to borrowing base restrictions under the current assets revolver.

        At September 30, 2001, $42.3 million was drawn under the fixed assets revolver and there were no borrowings outstanding under the current assets revolver. In addition, approximately $4.4 million of letters of credit were outstanding under the current assets revolver, leaving at September 30, 2001, unused borrowing capacity under the secured revolving credit facilities of approximately $66.1 million.

        As a result of a priming order entered by the Bankruptcy Court on November 2, 2001 and reinstated on December 19, 2001, the lending commitments under the current assets revolver were increased from $85 million to $125 million. The priming order grants the lenders under the currents assets revolver a priming lien on Chemicals' fixed assets located in the United States and the capital stock of most of Chemicals' domestic subsidiaries, prior in right to the existing liens in favor of the 12 3/8% Notes. Although the priming order was entered by the Bankruptcy Court on November 2, 2001, it was appealed to the U.S. District Court by the indenture trustee for the 12 3/8% Notes. By order dated December 17, 2001, the U.S. District Court reversed the priming order and remanded the matter to the Bankruptcy Court for a determination of a compensatory adjustment in favor of the 12 3/8% Notes, which the U.S. District Court suggested would be satisfied by a 4% increase of the interest rate payable on up to $40 million. On remand, the Bankruptcy Court entered an order dated December 19, 2001, reinstating the priming order subject to an appropriate compensatory adjustment in favor of the 12 3/8% Notes of four percentage points of additional interest on up to $40 million. In addition, the Bankruptcy Court scheduled a hearing for January 2, 2002 to consider the characteristics and implementation of this 4% increase. The Debtors anticipate that the priming order will be further appealed by the indenture trustee. The priming order will remain effective pending the outcome of any appeal unless stayed by an appellate court. The Debtors will take all reasonable actions necessary, either before the Bankruptcy Court or on appeal, to maintain the effectiveness of the priming order. If the priming order is stayed or is not ultimately upheld on appeal, we will need to seek additional sources of financing or revise our business plan and operations consistent with the level of available financing. However, we can give no assurances that the priming order will not be stayed or will be upheld on appeal or, if stayed or not upheld on appeal, that additional sources of financing will be available or adequate or that our available financing will be adequate after implementing revisions to our business plan and operations.

        As of July 11, 2001, Sterling Pulp entered into a financing agreement with Tyco Capital Business Credit (Canada) Inc. ("Tyco Canada") to provide up to the Canadian dollar equivalent of U.S. $30 million (the "Canadian Financing Agreement"). The initial advance under this facility, approximately U.S. $20 million, was used by Sterling Pulp to discharge a portion of an intercompany debt and was ultimately transferred to the Debtors through an intercompany loan. The intercompany loan was approved by the Bankruptcy Court's interim order entered on July 18, 2001 and final order entered on September 14, 2001, which is a subject of the appeal of the final order discussed above. The initial term of the Canadian Financing Agreement extends to July 2004. The Canadian Financing Agreement maybe terminated by either Sterling

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

5.      LONG-TERM DEBT (CONTINUED)

        Pulp or Tyco Canada thereafter only by giving 60 days written termination notice prior to each subsequent anniversary date. At September 30, 2001, $20 million was drawn under the Canadian Financing Agreement.

        Under the DIP Financing, the Debtors (excluding Holdings) are co-borrowers and are jointly and severally liable for any indebtedness thereunder. The Base Facility consists of:

        o   a $70 million fixed assets revolving credit facility secured by:

            - first priority liens on all of the capital stock of Chemicals and the other co-borrowers, all of Chemicals' United States production facilities and related assets and 35% of the capital stock of certain of Chemicals' subsidiaries incorporated outside the United States; and

            - second priority liens on all accounts receivable, inventory and other specified assets of Chemicals and the other co-borrowers and 65% of the capital stock of certain of Chemicals' subsidiaries incorporated outside the United States; and

        o   an $85 million current assets revolving credit facility secured by:

            - a first priority lien on all accounts receivable, inventory and other specified assets of Chemicals and the other co-borrowers;
            - a second priority lien on 35% of the capital stock of certain of Chemicals' subsidiaries incorporated outside the United States; and
            - third priority liens on the remaining 65% of that stock, all of the capital stock of Chemicals and the other co-borrowers and all of Chemicals' United States production facilities and related assets.


        Available credit under the fixed assets revolving credit facility is not subject to a borrowing base. At September 30, 2001, available credit under the current assets revolving credit facility was subject to a monthly borrowing base consisting of 85% of eligible accounts receivable and 65% of eligible inventory, with an inventory cap of $42.5 million. In addition, the borrowing base for the current assets revolver was required to exceed outstanding borrowings thereunder by $12 million at all times with a maximum of $85 million available under the current asset revolving credit facility.

        Assuming the priming order is not overturned on appeal, (i) maximum availability under the current assets revolving credit facility is $125 million, (ii) the monthly borrowing base consists of 85% of eligible accounts receivable, the lesser of $10 million or 33% of specified estimated future royalty payments related to the Debtors' chlorine dioxide generator technology and 65% of eligible inventory, with an inventory cap of $62.5 million and (iii) the borrowing base for the current assets revolver is required to exceed outstanding borrowings by only $6 million at all times.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

5.      LONG-TERM DEBT (CONTINUED)

        If the priming order remains effective and the total commitments under the current assets revolver are increased to $125 million, the incremental $40 million is secured by first priority liens on all of our United States production facilities and related assets and all of the capital stock of the co-borrowers (excluding Chemicals) to secure up to $40 million under the current assets revolver, as well as all of the same collateral securing the initial $85 million current assets revolver.

        Consequently, after giving effect to the priming order, the DIP Financing consists of:

        o    a $70 million fixed assets revolving credit facility secured by:

             - a first priority lien on all of the capital stock of Chemicals;
             - second priority liens on all of Chemicals' United States production facilities and related assets, all of the capital stock of the co-borrowers (excluding Chemicals), all accounts receivable, inventory and other specified assets of Chemicals and the other co-borrowers and 35% of the capital stock of certain of Chemicals' subsidiaries incorporated outside the United States; and
             -    a third priority lien on the remaining 65% of that stock; and

        o    a $125 million current assets revolving credit facility:

             - $40 million of which is secured by first priority liens on all of Chemicals' United States production facilities and related assets, all of the capital stock of the co-borrowers (excluding Chemicals) and 35% of the capital stock of certain of Chemicals' subsidiaries incorporated outside the United States and a second priority lien on the remaining 65% of that stock; and
             - all of which is secured by a first priority lien on all accounts receivable, inventory and other specified assets of Chemicals and the other co-borrowers, third priority liens on all of the capital stock of Chemicals and 35% of the capital stock of certain of Chemicals' subsidiaries incorporated outside the United States and fourth priority liens on the remaining 65% of that stock, all of the capital stock of the co-borrowers (excluding Chemicals) and all of Chemicals' United States production facilities and related assets.

        Borrowings under the fixed assets revolving credit facility bear interest, at Chemicals' option, at an annual rate of either the "LIBOR Rate" (as defined in the DIP Financing) plus 3.75% or the "Alternate Base Rate" (as defined in the DIP Financing) plus 2.25%. Borrowings under the current assets revolving credit facility bear interest, at Chemicals' option, at an annual rate of either the LIBOR Rate plus 3.50% or the Alternate Base Rate plus 2.00%. At September 30, 2001, the weighted average interest rate in effect was 7.2%. The DIP Financing also requires Chemicals and the co-borrowers to pay an aggregate commitment fee ranging from 0.75% to 1.25% on the unused portion of the commitment for the fixed assets revolving credit facility, depending on the amount drawn, and an aggregate commitment fee of 0.5% on the unused portion of the commitment for the current assets revolving credit facility.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

5.     LONG-TERM DEBT (CONTINUED)

        At September 30, 2001, the total credit available under the DIP Financing was $112.8 million due to the current assets revolver borrowing base limitations discussed above. At September 30, 2001, $42.3 million was drawn under the fixed assets revolver and there were no borrowings outstanding under the current assets revolver. In addition, approximately $4.4 million of letters of credit were outstanding under the current assets revolver, leaving at September 30, 2001, unused borrowing capacity under the secured revolving credit facilities of approximately $66.1 million. None of these borrowings were allocated to the Company.

        At September 30, 2001, $20 million was drawn under the Canadian Financing Agreement. Borrowings under the Canadian Financing Agreement bear interest at the CIBC Bank Rate (as defined in the Canadian Financing Agreement) plus between 2.0% and 2.5%, or at the LIBOR Rate plus 3.5%.

        The DIP Financing and the Canadian Financing Agreement contain numerous covenants, including, but not limited to, restrictions on the ability to incur indebtedness, create liens and sell assets, as well as maintenance of certain financial covenants.

        In August of 1996, in connection with a recapitalization transaction, Chemicals allocated $276.8 million of debt to the Company. Principal payments were allocated to the Company by Chemicals as scheduled principal payments were made on a basis consistent with the original allocation. In addition, the Company has made payments to Chemicals, from time to time, out of available cash which were applied by Chemicals as a reduction of the principal of the previously allocated debt. Interest expense is allocated to the Company based on the terms of Chemicals' debt agreements. At September 30, 2001, interest rates on allocated debt ranged from 11.25% to 12.375%. Debt issue costs relating to allocated long-term debt have been allocated to the Company by Chemicals on a basis consistent with long-term debt and are included as a valuation against pre-petition liabilities subject to compromise.

        On July 23, 1999, Chemicals completed a private offering of $295,000,000 of its 12 3/8% Senior Secured Notes due 2006, which were subsequently exchanged for publicly registered 12 3/8% Notes with substantially similar terms (the "12 3/8% Notes"). The 12 3/8% Notes are senior secured obligations of Chemicals and rank equally in right of payment with all other existing and future senior indebtedness of Chemicals and senior in right of payment to all existing and future subordinated indebtedness of Chemicals. The 12 3/8% Notes are guaranteed by all of Chemicals' existing direct and indirect United States subsidiaries (other than Sterling Chemicals Acquisitions, Inc.) on a joint and several basis. Each subsidiary's guarantee ranks equally in right of payment with all of that subsidiary's existing and future senior indebtedness and senior in right of payment to all existing and future subordinated indebtedness of that subsidiary. The 12 3/8% Notes and the subsidiary guarantees are secured by:

        o a second priority lien on all of Chemicals' United States production facilities and related assets;
        o a second priority pledge of all of the capital stock of each subsidiary guarantor; and
        o a first priority pledge of 65% of the stock of certain of Chemicals' subsidiaries incorporated outside of the United States.

        As a result of the priming order, the second priority liens held by the 12 3/8% Notes on all of Chemicals' United States production facilities and related assets and the capital stock of each subsidiary guarantor became third priority liens. The priming order does not affect the priority of the pledge held by the 12 3/8% Notes of 65% of the stock of certain of Chemicals' subsidiaries incorporated outside of the United States.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

5.      LONG-TERM DEBT (CONTINUED)

        On July 23, 1999, Chemicals also established two secured revolving credit facilities providing up to $155,000,000 in revolving credit loans (the "Prior Revolvers") under a single Revolving Credit Agreement (the "Prior Credit Agreement"). Under the Prior Credit Agreement, Chemicals and each of its direct and indirect United States subsidiaries (other than Sterling Chemicals Acquisitions, Inc.) were co-borrowers and were jointly and severally liable for any indebtedness thereunder. The Prior Revolvers consisted of (i) an $85,000,000 revolving credit facility secured by a first priority lien on all accounts receivable, inventory and other specified assets of Chemicals and the other co-borrowers and
        (ii) a $70,000,000 revolving credit facility secured by a first priority lien on all of our United States production facilities and related assets, all of the capital stock of Chemicals and all of the capital stock of each co-borrower and a second priority lien on all accounts receivable, inventory and other specified assets of Chemicals and the other co-borrowers. As mentioned above, the initial draw under the DIP Financing was used to repay all amounts under the Prior Revolvers. At September 30,2000, approximately $37.2 million was drawn by Chemicals under the prior revolvers, none of which was allocated to the Company.

        DEBT MATURITIES

        The estimated remaining principal payments on the outstanding debt of Sterling Pulp are as follows:

        YEAR  ENDING                                             PRINCIPAL
        SEPTEMBER 30,                                            PAYMENTS
        -------------                                            --------
                                                         (Dollars in Thousands)
          2002................................................. $   1,206
          2003.................................................     1,810
          2004.................................................    16,988
          2005.................................................        --
          2006.................................................        --
          Thereafter ..........................................        --
                                                                ---------
                  Total debt of Sterling Pulp.................. $  20,004
                                                                =========

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

6.       CONDENSED COMBINED FINANCIAL STATEMENTS OF ENTITIES IN BANKRUPTCY

        The following condensed financial statements are presented in accordance with SOP 90-7:

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS)
================================================================================

                                                                    Year ended September 30, 2001
                                               --------------------------------------------------------------------
                                                  Entities in       Entities Not in
                                                 Reorganization      Reorganization                      Combined
                                                   Proceedings        Proceedings     Eliminations        Totals
                                                ----------------   ----------------- --------------     ----------

Revenues                                            $  56,230         $ 134,989        $  (3,594)        $ 187,625
Cost of goods sold                                     39,773           112,602           (3,594)          148,781
-------------------------------------------------------------------------------------------------------------------
Gross profit                                           16,457            22,387             --              38,844
Selling, general and administrative expenses            2,406             5,962             --               8,368
Other expense                                             732              --               --                 732
Reorganization expense                                  1,340              --               --               1,340
Interest and debt related expenses, net                25,716               361             --              26,077
-------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                     (13,737)           16,064             --               2,327
Provision for income taxes                             11,194             4,975             --              16,169
-------------------------------------------------------------------------------------------------------------------
Net income (loss)                                   $ (24,931)        $  11,089        $    --           $ (13,842)
===================================================================================================================

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

6.      CONDENSED COMBINED FINANCIAL STATEMENTS OF ENTITIES IN BANKRUPTCY
        (CONTINUED)

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
CONDENSED COMBINED BALANCE SHEETS
(DOLLARS IN THOUSANDS)
================================================================================

                                                                  September 30, 2001
                                               --------------------------------------------------------------------
                                                  Entities in       Entities Not in
                                                 Reorganization      Reorganization                      Combined
                                                   Proceedings         Proceedings    Eliminations        Totals
                                               -----------------   ----------------- --------------    ------------


ASSETS
Cash and cash equivalents                           $   1,086         $      14         $    --           $   1,100
Accounts receivable, net                               15,388            22,359            (3,079)           34,668
Inventories                                             1,756             7,434              --               9,190
Prepaid expenses                                           16               871              --                 887
Property, plant and equipment, net                     44,332            62,761              --             107,093
Due from affiliates                                   203,793              --                --             203,793
Other assets                                            7,334            21,944           (19,409)            9,869
--------------------------------------------------------------------------------------------------------------------
     Total Assets                                   $ 273,705         $ 115,383         $ (22,488)        $ 366,600
====================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY IN ASSETS)

Accounts payable                                    $   3,219         $  12,524         $  (3,079)        $  12,664
Accrued liabilities                                       594             3,912              --               4,506
Current portion of long-term debt                          --             1,206              --               1,206
Liabilities subject to compromise                     181,965              --                --             181,965
Liabilities not subject to compromise                  73,084              --                --              73,084
Long-term debt                                         19,409            18,798           (19,409)           18,798
Deferred income taxes                                    --               9,171              --               9,171
Deferred credits and other liabilities                  5,727             4,182              --               9,909
Stockholder's equity (deficiency in assets)           (10,293)           65,590              --              55,297
--------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity
(Deficiency in Assets)                              $ 273,705         $ 115,383         $ (22,488)        $ 366,600
====================================================================================================================

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

6.     CONDENSED COMBINED FINANCIAL STATEMENTS OF ENTITIES IN BANKRUPTCY
       (CONTINUED)

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
CONDENSED COMBINED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)
================================================================================

                                                           Year ended September 30, 2001
                                               ---------------------------------------------------
                                                  Entities in       Entities Not in
                                                 Reorganization      Reorganization      Combined
                                                   Proceedings        Proceedings         Totals
                                               ---------------------------------------------------

Net cash provided by (used in) operating
     activities                                     $ (24,565)        $  12,312        $ (12,253)

Cash flows from investing activities:
     Capital expenditures                                (627)           (5,127)          (5,754)
     Investments                                        6,764            (6,764)            --
                                               ---------------------------------------------------
Net cash provided by (used in) investing
     activities                                         6,137           (11,891)          (5,754)

Cash flows from financing activities:
     Proceeds from long-term debt                        --              20,004           20,004
     Repayments of long-term debt                      19,409           (19,409)            --
     Debt issuance costs                                  105            (1,112)          (1,007)
     Other                                               --                  21               21
                                               ---------------------------------------------------
Net cash provided by (used in) financing
     activities                                        19,514              (496)          19,018

Effect of exchange rate changes on cash                  --                   3                3
                                               ---------------------------------------------------
Net increase (decrease) in cash and cash
     equivalents                                        1,086               (72)           1,014

Cash and cash equivalents at:
     Beginning of year                                   --                  86               86
                                               ---------------------------------------------------
     End of year                                  $     1,086         $      14        $   1,100
                                               ===================================================

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

7.       INCOME TAXES

        The Company is included in the consolidated federal United States tax returns filed by Holdings. The Company's provision (benefit) for United States income taxes has been allocated as if the Company filed its annual federal United States tax returns on a separate return basis. As of September 30, 2001, and 2000, zero and $13.1 million, respectively, of deferred income tax assets were included in Due from Affiliates.

        For the years ended September 30, 2001, 2000, and 1999, the Company recorded $13.1 million, zero and $0.2 million, respectively, of United States income tax provision (benefit) in its provision (benefit) for income taxes.

        Canadian deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts at each year-end. A reconciliation of the Canadian income taxes to the Canadian effective tax provision follows:

                                                                                      Year ended September 30,
                                                                              ---------------------------------------
                                                                                2001            2000            1999
                                                                              --------        --------        --------
                                                                                     (Dollars in Thousands)

        Provision for federal income tax at the statutory rate                $ 3,713         $ 2,308         $   259
        Provincial income taxes at the statutory rates                          2,072           1,114              88
        Federal and provincial manufacturing and
        processing tax credits                                                   (810)           (477)            (50)
        Other                                                                    --              --                16
        --------------------------------------------------------------------------------------------------------------
                                                                              $ 4,975         $ 2,945         $   313
        ==============================================================================================================

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

7.      INCOME TAXES (CONTINUED)

        The provision for Canadian income taxes is composed of the following:

                                                                          Year ended September 30,
                                                              ----------------------------------------------
                                                                   2001             2000             1999
                                                                        (Dollars in Thousands)

        Current federal                                         $   2,898        $   3,328        $   2,098
        Deferred federal                                                5           (1,380)          (1,859)
        Current provincial                                          2,067            1,702              619
        Deferred provincial                                             5             (705)            (545)
        ----------------------------------------------------------------------------------------------------
                                                                $   4,975        $   2,945        $     313
        ====================================================================================================

                The components of the Company's deferred income tax assets and liabilities are summarized below:


                                                                           September 30,
                                                                  -----------------------------
                                                                       2001             2000
                                                                      (Dollars in Thousands)

        Deferred tax assets:
          Accrued liabilities                                       $     452        $     249
          Accrued postretirement cost                                   1,522            1,339
          Investment tax credits                                          115            1,408
        ---------------------------------------------------------------------------------------
                                                                        2,089            2,996
        ---------------------------------------------------------------------------------------

        Deferred tax liabilities:
          Property, plant and equipment                               (11,260)         (11,334)
        ---------------------------------------------------------------------------------------
                                                                      (11,260)         (11,334)
        Net deferred tax liabilities                                $  (9,171)       $  (8,338)
        =======================================================================================

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

8.      EMPLOYEE BENEFITS

        The Company's United States employees participate in various employee benefit plans of Chemicals. Costs, assets, and liabilities associated with United States employees participating in these various plans are allocated to the Company by Chemicals based on the number of employees. In addition, the Company sponsors various employee benefit plans in Canada.

        The Debtors have received approval from the Bankruptcy Court to pay or otherwise honor certain of their pre-petition obligations, including payments for employee wages and salaries, benefits and other employee obligations. The Debtors' obligations, under its employee benefit plans are liabilities that are subject to compromise under the Chapter 11 reorganization proceedings. See Note 4 for further information on liabilities subject to compromise.

        Employee Savings Plan

        The Company introduced an employee savings plan for all eligible full-time Canadian employees with an effective date of October 1, 2000. Each participant has the option to contribute a percentage of his or her earnings to the Canadian savings plan, with no limit on the maximum percentage contributed. The Company will match 100% of a participant's contributions, to the extent such contributions do not exceed 3.5% of such participant's cash compensation (excluding bonuses, profit sharing, and similar types of compensation). The Company has recorded an expense of $0.2 million related to the Savings Plan for the fiscal year ended September 30, 2001.

         Profit Sharing and Bonus Plans

        In January of 1997, the Board of Directors of Holdings, upon recommendation of its Compensation Committee, approved the establishment of a Profit Sharing Plan that is designed to benefit all qualified employees, and a Bonus Plan that is designed to provide certain exempt salaried employees of the Company with the opportunity to earn bonuses, depending, among other things, on the annual financial performance of Holdings.

        The Company has recorded (income) and expense of ($0.1) million, $1.3 million and $0.2 million related to the Profit Sharing Plan and nil, $1.1 million and nil related to the Bonus Plan for each of the fiscal years ended September 30, 2001, 2000 and 1999, respectively.

        Phantom Stock Plan

        The Company has a phantom stock plan for all eligible full-time Canadian employees. The effective date of this Plan was August 21, 1996 and the expiration date was December 31, 2000. At the end of each plan year, the plan administrator establishes a "determined percentage" for the preceding plan year. This percentage is then multiplied by each participant's compensation for the plan year to determine the award amount. The award amount is then divided by the fair market value of one share of the common stock of Holdings, as of December 31 of that plan year, to determine the number of rights to be credited to the participant. Upon termination of employment, the benefit amount becomes payable to the participant. The benefit amount is the number of vested rights in the participant's account, multiplied by the fair market value of one share of common stock of Holdings as of the most recent valuation date.

        The Company has recorded (income) and expense of $(0.4) million, $0.2 million and nil related to the phantom stock plan for each of the fiscal years ended September 30, 2001, 2000 and 1999, respectively.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

8.      EMPLOYEE BENEFITS (CONTINUED)

        Savings and Investment Plan

        Chemicals' Sixth Amended and Restated Savings and Investment Plan covers substantially all United States employees of the Company, including executive officers. This Plan is qualified under Section 401(k) of the Internal Revenue Code. Each participant has the option to defer taxation of a portion of his or her earnings by directing the Company to contribute a percentage of such earnings to this Plan. A participant may direct up to a maximum of 20% of eligible earnings to this Plan, subject to certain limitations set forth in the Internal Revenue Code for "highly compensated" participants. A participant's contributions become distributable upon the termination of his or her employment. The Company did not make any contribution to this Plan in fiscal 2000. Beginning October 1, 2000, the Company began matching 50% of a participant's contributions, to the extent such contributions do not exceed 7% of such participant's cash compensation (excluding bonuses, profit sharing, and similar types of compensation). The Company has recorded an expense of $0.1 million related to the Savings and Investment Plan for the fiscal year ended September 30, 2001.

        Retirement Benefit Plans

        Chemicals has non-contributory pension plans in the United States which cover all salaried and wage employees. The benefits under these plans are based primarily on years of service and employees' pay near retirement. Chemicals' funding policy is consistent with the funding requirements of federal law and regulations. Plan assets consist principally of government and corporate securities. The liability relating to United States employees allocated to the Company by Chemicals for the retirement benefit plans and included in Due from Affiliates was $0.8 million and $0.6 million at September 30, 2001 and 2000, respectively. The total pension expense relating to United States employees allocated to the Company was $0.2 million, $0.2 million, and $0.1 million for the years ended September 30, 2001, 2000, and 1999, respectively.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

8.     EMPLOYEE BENEFITS (CONTINUED)

        The Company has employer and employee contributory plans in Canada which cover all salaried and wage employees. Information for Canadian benefit plans concerning the pension obligation, plan assets, amounts recognized in the Company's financial statements, and underlying actuarial assumptions is stated below.

                                                                                       September 30,
                                                                                ------------------------
                                                                                   2001          2000
                                                                                   ----          ----
                                                                                  (Dollars in Thousands)
        Change in benefit obligation:
          Benefit obligation at beginning of year                                $ 17,608      $ 16,283
          Currency rate conversion                                                   (855)         (293)
          Service cost                                                                713           716
          Interest cost                                                             1,293         1,240
          Plan amendments                                                             196
          Actuarial gain                                                              985           (31)
          Benefits paid                                                              (470)         (307)
        ------------------------------------------------------------------------------------------------
          Benefit obligation at end of year                                      $ 19,470      $ 17,608
        ================================================================================================

        Change in plan assets:
          Fair value at beginning of year                                        $ 17,817      $ 15,330
          Currency rate conversion                                                   (865)         (276)
          Actual return on plan assets                                             (2,348)        2,412
          Employer contributions                                                      722           658
          Benefits paid                                                              (470)         (307)
        ------------------------------------------------------------------------------------------------
          Fair value at end of year                                              $ 14,856      $ 17,817
        ================================================================================================

        Development of net amount recognized:
          Funded status                                                          $ (4,613)     $    209
          Unrecognized cost:
            Actuarial gain (loss)                                                   3,449        (1,318)
            Prior service cost                                                        452           298
        ------------------------------------------------------------------------------------------------
        Net amount recognized                                                    $   (712)     $   (811)
        ================================================================================================

        Amounts recognized in the statement of financial position:
          Prepaid pension cost                                                   $    353      $    418
          Accrued pension cost                                                     (1,246)       (1,229)
          Intangible asset                                                            129          --
          Accumulated other comprehensive income                                       52          --
        ------------------------------------------------------------------------------------------------
        Net amount recognized                                                    $   (712)     $   (811)
        ================================================================================================

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

8.      EMPLOYEE BENEFITS (CONTINUED)

        Net periodic pension costs for the Canadian pension plan consist of the following components:

                                                                                            September 30,
                                                                                ------------------------------------
                                                                                    2001        2000         1999
                                                                                    ----        ----         ----
                                                                                       (Dollars in Thousands)
        Components of net pension costs:
          Service cost-benefits earned during the year                            $    713     $   716      $   919
          Interest on prior year's projected benefit obligation                      1,293       1,240        1,112
          Expected return on plan assets                                            (1,281)     (1,144)        (963)
          Net amortization:
            Actuarial loss (gain)                                                      (89)         28           68
            Prior service cost                                                          27          (2)          29
        ------------------------------------------------------------------------------------------------------------
        Net pension costs                                                         $    663     $   838      $ 1,165
        ============================================================================================================

        Weighted average assumptions:
          Discount rate                                                               7.3%        7.5%         7.5%
          Rates of increase in salary compensation level                              4.5%        4.5%         4.5%
          Expected long-term rate of return on plan assets                            7.5%        7.5%         7.5%


        Postretirement Benefits Other than Pensions

        Chemicals and the Company provide certain health care benefits and life insurance benefits for retired employees. Substantially all employees become eligible for these benefits at normal retirement age. The cost of these benefits is accrued during the period in which the employee renders the necessary service.

        Health care benefits are provided to employees who retire with ten or more years of service, excluding Canadian employees covered by collective bargaining agreements. All employees are eligible for postretirement life insurance. Postretirement health care benefits for United States plans are non-contributory. Benefit provisions for most hourly and some salaried employees are subject to collective bargaining agreements. In general, the plans stipulate that retiree health care benefits are paid as covered expenses are incurred. The liability relating to United States employees allocated to the Company by Chemicals for the postretirement benefits other than pensions and included in Due from Affiliates was $0.5 million and $0.4 million at September 30, 2001 and 2000, respectively. The total postretirement benefits other than pensions expense for United States employees allocated to the Company was $ 0.1 million, $0.1 million, and $0.1 million for the years ended September 30, 2001, 2000, and 1999, respectively.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

8.     EMPLOYEE BENEFITS (CONTINUED)

        Information for Canadian benefit plans with respect to the plan obligation, the funded status, amounts recognized in the Company's financial statements, and underlying actuarial assumptions is stated below.

                                                                                   September 30,
                                                                            ----------------------------
                                                                                  2001          2000
                                                                             (Dollars in Thousands)
        Change in benefit obligation:
          Benefit obligation at beginning of year                              $  4,751       $  4,886
          Service cost                                                              238            314
          Interest cost                                                             355            329
          Actuarial loss (gain)                                                     407           (754)
          Benefits paid                                                            (200)           (24)
        -----------------------------------------------------------------------------------------------
        Benefit obligation at end of year                                      $  5,551       $  4,751
        ===============================================================================================
        Development of net amount recognized:
          Funded status                                                        $ (5,551)      $ (4,751)
          Unrecognized cost:
            Actuarial (gain) loss                                                   267            (91)
        -----------------------------------------------------------------------------------------------
        Net amount recognized                                                  $ (5,284)      $ (4,842)
        ===============================================================================================

        Net periodic plan costs for the Canadian postretirement benefit consist of the following components:

                                                                               September 30,
                                                                    -----------------------------------
                                                                       2001         2000         1999
                                                                           (Dollars in Thousands)

        Components of net plan costs:
          Service cost                                                 $ 238        $ 314        $ 307
          Interest cost                                                  355          329          299
          Net amortizaton of actuarial loss                                7           16           32
        -----------------------------------------------------------------------------------------------
        Net plan costs                                                 $ 600        $ 659        $ 638
        ===============================================================================================

        Weighted-average assumptions:
          Discount rate                                                7.25%        7.50%        6.75%

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

8.     EMPLOYEE BENEFITS (CONTINUED)

        The weighted average annual assumed health care trend rate is 7.5% for 2001. The rate is assumed to decrease gradually to 5.8% in 2027 and remain level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one percentage point change in assumed health care trend rates would have the following effects:

                                                                    1% Increase     1% Decrease
                                                                    -----------     -----------
                                                                       (Dollars in Thousands)

        Effect on total of service and interest cost components         $ 33            $ (31)
        Effect on postretirement benefit obligation                      268             (233)

9.       COMMITMENTS AND CONTINGENCIES

        Lease Commitments

        The Company has entered into various long-term noncancellable operating leases, some of which have been allocated to commonly controlled companies. Future minimum lease commitments at September 30, 2001 are as follows: fiscal 2002 - $5.6 million; fiscal 2003 - $4.9 million; fiscal 2004 - $4.6 million; fiscal 2005 - $3.8 million; fiscal 2006 - $2.6 million; and thereafter - $4.5 million.


        Environmental and Safety Matters

        The Company's operations involve the handling, production, transportation, treatment, and disposal of materials that are classified as hazardous or toxic waste and that are extensively regulated by environmental and health and safety laws, regulations, and permit requirements. Environmental permits required for the Company's operations are subject to periodic renewal and can be revoked or modified for cause or when new or revised environmental requirements are implemented. Changing and increasingly strict environmental requirements can affect the manufacture, handling, processing, distribution, and use of the Company's chemical products and, if so affected, the Company's business and operations may be materially and adversely affected. In addition, changes in environmental requirements can cause the Company to incur substantial costs in upgrading or redesigning its facilities and processes, including our waste treatment, storage, disposal, and other waste handling practices and equipment.

        The Company conducts environmental management programs designed to maintain compliance with applicable environmental requirements at all of its facilities. The Company routinely conducts inspection and surveillance programs designed to detect and respond to leaks or spills of regulated hazardous substances and to correct identified regulatory deficiencies. The Company believes that its procedures for waste handling are consistent with industry standards and applicable requirements. In addition, the Company believes that its operations are consistent with good industry practice. However, a business risk inherent with chemical operations is the potential for personal injury and property damage claims from employees, contractors and their employees, and nearby landowners and occupants. While the Company believes its business operations and facilities generally are operated in compliance in all material respects with all applicable environmental and health and safety requirements, the Company cannot be sure that past practices or future operations will not result in

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

9.     COMMITMENTS AND CONTINGENCIES (CONTINUED)

        material claims or regulatory action, require material environmental expenditures, or result in exposure or injury claims by employees, contractors and their employees, and the public. Some risk of environmental costs and liabilities is inherent in the Company's operations and products, as it is with other companies engaged in similar businesses. In addition, a catastrophic event at any of the Company's facilities could result in the incurrence of liabilities substantially in excess of its insurance coverages.

        The Company's operating expenditures for environmental matters, mostly waste management and compliance, were approximately $3.4 million for fiscal 2001 and $2.5 million for fiscal 2000. The Company also spent approximately $0.6 million for environmentally related capital projects in fiscal 2001 and $0.7 million for these types of capital projects in fiscal 2000. In fiscal 2002, the Company anticipates spending approximately $2.6 million for capital projects related to waste management and environmental compliance. There are no capital expenditures related to remediation of environmental conditions projected for fiscal 2002.

        Conversely, a significant ban on all chlorine containing compounds could have a materially adverse effect on us. British Columbia has a regulation in place - Pulp Mill and Pulp and Paper Mill Liquid Effluent Control Regulation - requiring elimination of the use of all chlorine products, including chlorine dioxide, in the bleaching process by the year 2002. The pulp and paper industry believes that a ban of chlorine dioxide in the bleaching process will yield no measurable environmental or public health benefit and is working to change this regulation.

        In the event such a regulation is implemented, Sterling Pulp would seek to sell the products it manufactures at its British Columbia facility to customers in other markets. Sterling Pulp is not aware of any other laws or regulations in place in North America which would restrict the use of such products for other purposes.


        Legal Proceedings

        As previously discussed, the Debtors filed petitions for reorganization under Chapter 11 of the Bankruptcy Code on July 16, 2001. As a result of the Debtors' commencement of the Chapter 11 cases, an automatic stay has been imposed against the commencement or continuation of legal proceedings against the Debtors outside of the Bankruptcy Court. The automatic stay will not apply, however, to governmental authorities exercising their police or regulatory powers, including the application of environmental laws. Claimants against the Debtors may assert their claims in the Chapter 11 cases by filing a timely proof of claim, to which the Debtors may object and seek a determination from the Bankruptcy Court as to the allowability of the claim. Claimants who desire to liquidate their claims in legal proceedings outside of the Bankruptcy Court will be required to obtain relief from the automatic stay by order of the Bankruptcy Court. If such relief is granted, the automatic stay will remain in effect with respect to the collection of liquidated claim amounts. As a general rule, all claims against the Debtors that seek a recovery from assets of the Debtors' estates will be addressed in the Chapter 11 cases and paid only pursuant to the terms of a confirmed plan of reorganization.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

9.      COMMITMENTS AND CONTINGENCIES (CONTINUED)

        The Company is subject to claims and legal actions that arise in the ordinary course of its business. The Company believes that the ultimate liability, if any, with respect to these claims and legal actions will not have a material adverse effect on its financial position, results of operations, or cash flows, although the Company cannot give any assurances to that effect.

        Pledge of Common Stock

        The subsidiaries of Chemicals which guaranteed the 12 3/8% Notes consist of Sterling Canada, Inc., Sterling Pulp Chemicals US, Inc., Sterling Pulp Chemicals, Inc., Sterling Chemicals Energy, Inc., Sterling Chemicals International, Inc. and Sterling Fibers, Inc. and, together with two Canadian subsidiaries of Sterling Canada, Inc., are collectively referred to as the "Guarantors."

        In order to secure the repayment of the DIP Financing, the following pledges of stock were made by the holders of that stock:

        In order to secure $40 million of the current assets revolving credit facility, a first priority pledge of 100% of the common stock of the Guarantors incorporated in the United States and 35% of the common stock of the Guarantors incorporated outside the United States, and a second priority pledge of the remaining 65% of that stock;

        In order to secure the fixed assets revolving credit facility, a second priority pledge of 100% of the common stock of the Guarantors incorporated in the United States and 35% of the common stock of the Guarantors incorporated outside the United states, and a third priority pledge of the remaining 65% of that stock, and

        In order to secure all of the current assets revolving credit facility, a fourth priority pledge of 100% of the common stock of the Guarantors incorporated in the United States and 65% of the common stock of the Guarantors incorporated outside the United States and a third priority pledge of the remaining 35% of that stock;

        As a result of the priming order, in order to secure the additional $40 million of the current assets revolving credit facility, there is a first priority pledge of 100% of the common stock of the Guarantors incorporated in the United States and 35% of the common stock of the Guarantors incorporated outside the United States, and a second priority pledge of the remaining 65% of that stock, which will result in the lowering by one level of priority of each of the pledges described above.

        In order to secure the repayment of the 12 3/8% Notes, the holders of the Guarantors' common stock initially made a second priority pledge of 100% of the common stock of each of the Guarantors incorporated in the United States and a first priority pledge of 65% of the common stock of each of the Guarantors incorporated outside of the United States. However, after the issuance of the priming order by the Bankruptcy Court, the priority of the pledge of the common stock of the Guarantors incorporated in the United States was lowered to a third priority pledge.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

10.     RELATED PARTY TRANSACTIONS

        In the normal course of operations of the Company, the following represents significant transactions with related parties for the fiscal years ended September 30, 2001, 2000 and 1999:

                                                                     Year ended September 30,
                                                                -------------------------------------
                                                                    2001         2000         1999
                                                                    ----         ----         ----
                                                                      (Dollars in Thousands)

        Commonly-controlled companies:
          Sale of goods                                            $ 2,866      $ 3,500      $ 6,661
          Purchase of goods                                          8,364        6,087        6,401
          Administration fee revenue                                   326          340          335


        11.     FINANCIAL INSTRUMENTS

        Foreign Exchange

        The Company has previously entered into forward foreign exchange contracts to reduce risk due to Canadian dollar exchange rate movements. The forward foreign exchange contracts had varying maturities with none exceeding 18 months. The Company made net settlements of United States dollars for Canadian dollars at rates agreed to at inception of the contracts. The Company does not engage in currency speculation. The last of the Company's existing forward exchange contracts expired in March of 2000, and it does not currently intend to enter into any additional forward exchange contracts.

        Electricity Contracts

        Sterling Pulp periodically enters into fixed price agreements for a portion of its electrical energy requirements. As of September 30, 2001, the Company had entered into a fixed price agreement relating to the supply of a portion of the electrical energy at one of its Canadian sodium chlorate production facilities. The difference between the forecasted price of energy and the fixed price resulted in the recognition of an operating expense of $1.2 million during fiscal 2001 based upon on current market prices and quantities to be delivered. The agreement expires December 31, 2001.


        Concentrations of Risk

        The Company sells its products primarily to companies involved in the pulp and paper manufacturing industries. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for accounts receivable.

        The Company maintains cash deposits with major banks, which from time to time may exceed federally insured limits. The Company periodically assesses the financial condition of these institutions and believes that the possibility of any loss is minimal.

        Approximately 31% of the Company's employees are covered by union agreements. None of the agreements expire during fiscal 2002.

STERLING CANADA, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

11.     FINANCIAL INSTRUMENTS (CONTINUED)

        Investments

        It is the policy of the Company to invest its excess cash in investment instruments or securities whose value is not subject to market fluctuations, such as certificates of deposit, repurchase agreements, or Eurodollar deposits with domestic or foreign banks or other financial institutions. Other permitted investments include commercial paper of major United States corporations with ratings of A1 by Standard & Poor's Ratings Group or P1 by Moody's Investor Services, Inc., loan participations of major United States corporations with a short term credit rating of A1/P1, and direct obligations of the United States Government or its agencies. In addition, not more than $5 million may be invested by the Company with any single bank, financial institution, or United States corporation.

        Fair Value of Financial Instruments

        The carrying amounts reflected in the consolidated balance sheet for cash and cash equivalents, receivables, payables and certain accrued expenses approximate fair value due to the short maturities of these instruments. The following table presents the carrying value and fair value of long-term debt (including current maturities) at September 30, 2001:

                                                    CARRYING VALUE    FAIR VALUE
                                                    --------------    ----------
                                                        (Dollars in Thousands)

        Canadian Financing Agreement                    $20,004          $20,004

        Due to the uncertainty resulting from the Bankruptcy filings discussed in Note 1, it is difficult to estimate the fair value of the Debtors' borrowings. The Canadian Financing Agreement having variable interest rates, the fair value approximates its carrying value, as the interest rate fluctuates with changes in market rates.

        At September 20, 2001, the Company's forward power contract had a fair market value of ($1.2) million, based on its estimate of what it would have to pay to terminate the contract at September 30, 2001.

INDEPENDENT AUDITORS' REPORT

To the Stockholder of
Sterling Canada, Inc.

We have audited the consolidated balance sheets of Sterling Canada, Inc. (the "Company") as at September 30, 2001 and 2000 and the consolidated statements of operations, changes in stockholder's equity, and cash flows for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2001 in accordance with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP

Chartered Accountants
Mississauga, Canada
December 20, 2001

                     Comments by Auditors for U.S. Readers
                      On Canada-U.S. Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company's ability to continue as a going concern, such as those described in
Note 1 to the financial statements. Our report to the stockholder dated December 20, 2001 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.


DELOITTE & TOUCHE LLP

Chartered Accountants
Mississauga, Canada
December 20, 2001